UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROS HOLDINGS, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2025

This Supplement provides certain information with respect to the 2025 Annual Meeting of Stockholders of PROS Holdings, Inc. (the Company) to be held on May 8, 2025. We encourage you to read this Supplement in conjunction with the Proxy Statement.

On March 28, 2025, we sent or made available to our stockholders the meeting materials for the Annual Meeting, including a Notice of 2025 Annual Meeting of Stockholders and Proxy Statement. Proposal Three included in the Proxy Statement relates to the proposed amendments to our Amended and Restated 2017 Equity Incentive Plan (2017 Plan).

As described in the Proxy Statement, the Board of Directors approved amendments to the 2017 Plan, subject to stockholder approval at the Annual Meeting, and Proposal Three includes a description of the material amendments to the 2017 Plan. The material amendments include (i) an increase of 3,000,000 shares of our common stock reserved for issuance of new grants under the 2017 Plan and (ii) an extension of the term of the 2017 Plan for an additional two years to May 8, 2035.

The description of the material amendments to the 2017 Plan is hereby supplemented to also describe a change to the 2017 Plan, which was included in the full text of the 2017 Plan, as amended, attached as Appendix A to the Proxy Statement. Specifically, the 2017 Plan, as amended, removed the following limits on the maximum aggregate number of shares or dollar value for which awards may be granted to an employee in any fiscal year:

•No more than 1,250,000 shares under stock-based awards.

•No more than $2,000,000 in each full fiscal year contained in the performance period under cash-based awards.

The removal of these limits does not reflect our intention to grant awards under the 2017 Plan, as amended, in excess of the limits. The limits were originally included in the 2017 Plan when it was adopted by our stockholders in 2017 to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility to us of compensation in excess of $1.0 million paid to certain covered employees, including our named executive officers. Prior to 2018, Section 162(m) provided an exception to the deduction limit for performance-based compensation if certain technical requirements were met, including a stockholder-approved limit on the maximum amount of compensation that could possibly be paid under the plan to any employee during a specified period. However, the performance-based compensation exception under Section 162(m) was eliminated under the Tax Cuts and Jobs Act of 2017. As a result, the stockholder-approved limit is no longer required and, as described below, is not necessary.

We grant equity awards to our employees because we believe they help us to attract, reward and retain highly talented employees. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity to achieve these objectives. Additionally, annual cash incentive payments may be earned based on our performance against corporate objectives, with target payouts based on a percentage of employees’ base salaries, all of which is designed to align compensation with Company performance and stockholder interests, attract and retain high-caliber talent, and promote a performance culture that encourages achieving and exceeding corporate goals and objectives. In practice, this results in the compensation awards we grant to individual employees in any fiscal year below the limits previously included in the 2017 Plan. Therefore, in connection with our review of and update to the 2017 Plan, these limits were removed.

The Board continues to unanimously recommend voting “FOR” the approval of the proposed amendments to the 2017 Plan.

While the Company determined to voluntarily supplement the Proxy Statement to assist stockholders’ review of the 2017 Plan, as amended, the filing of this Supplement shall not be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth in this Supplement.

Voting Matters

If you have already provided voting instructions or returned a proxy card, you do not need to take any action unless you wish to change your vote.

None of the other proposals included in the Notice and Proxy Statement, or votes cast thereon, are affected by this Supplement. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement. The Notice and Proxy Statement and this Supplement are available at proxyvote.com and at ir.pros.com.

This Supplement is being made available on or about April 7, 2025.